Exhibit (a)(5)(iii)

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Certain BlackRock Funds Announce Final Results of Tender Offers

New York, August 21, 2024 – The BlackRock closed-end funds (the “Funds”) listed below announced today the final results of each Fund’s tender offer (each, a “Tender Offer”) for up to 2.5% of its outstanding common shares (the “Shares”).

The Tender Offers, which expired at 5:00 p.m. Eastern time on August 20, 2024, were oversubscribed for each Fund.

Therefore, in accordance with the terms and conditions of the Tender Offers, each Fund will purchase Shares from all tendering shareholders on a pro rata basis, after disregarding fractions, based on the number of Shares properly tendered (“Pro-Ration Factor”). The final results of the Tender Offers are provided in the table below.

Fund Name	Ticker	CUSIP	Number of Shares Tendered	Number of Tendered Shares to be Purchased	Pro- Ration Factor	Purchase Price*
BlackRock Science and Technology Term Trust	BSTZ	09260K101	23,251,771	1,901,766	0.08188543	$21.4522
BlackRock Resources & Commodities Strategy Trust	BCX	09257A108	22,521,822	2,109,082	0.09367605	$10.3292
BlackRock Enhanced Global Dividend Trust	BOE	092501105	14,942,512	1,538,145	0.10301450	$12.2794

*

Equal to 98% of the Fund’s net asset value per Share as of the close of regular trading on the New York Stock Exchange on August 21, 2024 (the business day immediately following the expiration date of the Tender Offer).

Payments for Shares tendered and accepted are expected to be made within approximately five business days after the expiration date.

Questions regarding the Tender Offers may be directed to Georgeson LLC, the Information Agent for the Tender Offers, toll free at the numbers disclosed in each Fund’s Offer to Purchase.

Important Notice

This press release is for informational purposes only and shall not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell any common shares of the Funds. The offer to purchase a Fund’s common shares was made only pursuant to an offer to purchase, a related letter of transmittal and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) as exhibits to a tender offer statement on Schedule TO. Shareholders may obtain a free copy of the offer to purchase and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the applicable Fund.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate

Availability of Fund Updates

BlackRock will update performance and certain other data for the Funds on a monthly basis on its website in the “Closed-end Funds” section of www.blackrock.com as well as certain other material information as necessary from time to time. Investors and others are advised to check the website for updated performance information and the release of other material information about the Funds. This reference to BlackRock’s website is intended to allow investors public access to information regarding the Funds and does not, and is not intended to, incorporate BlackRock’s website in this release.

Forward-Looking Statements

This press release, and other statements that BlackRock or a Fund may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to a Fund’s or BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Funds, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Funds or in a Fund’s net asset value; (2) the relative and absolute investment performance of a Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, and regulatory, supervisory or enforcement actions of government agencies relating to a Fund or BlackRock, as applicable; (8) terrorist activities, international hostilities, health epidemics and/or pandemics and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) the impact of BlackRock electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

Annual and Semi-Annual Reports and other regulatory filings of the Funds with the Securities and Exchange Commission (“SEC”) are accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the Funds. The information contained on BlackRock’s website is not a part of this press release.

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